Exhibit 99.2
August 3, 2011
C&J Energy Services, Inc. Completes Initial Public Offering
HOUSTON, TEXAS, August 3, 2011 — C&J Energy Services, Inc. (NYSE:CJES) (“C&J” or the “Company”) announced today that it completed its initial public offering of 13,225,000 shares of its common stock at a price of $29.00 per share, before underwriting discounts and commissions. C&J sold 4,300,000 shares in this offering, and the selling stockholders sold 8,925,000 shares, including 1,725,000 shares sold by the selling stockholders pursuant to the full exercise of the underwriters’ option to purchase additional shares.
The Company intends to use the net proceeds of approximately $113 million from this offering to repay all outstanding indebtedness under its credit facility and any remaining net proceeds to partially fund the purchase price of its on-order hydraulic fracturing fleets. The Company did not receive any proceeds from the sale of shares by the selling stockholders. Goldman, Sachs & Co., J.P. Morgan and Citigroup acted as joint book-running managers for the offering. Wells Fargo Securities, Simmons & Company International and Tudor, Pickering, Holt & Co. acted as co-managers for the offering.
A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This offering was made only by means of a written prospectus forming part of the effective registration statement. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the offices of:

Goldman, Sachs & Co.	J.P. Morgan
Attn: Prospectus Department	c/o Broadridge Financial Solutions
200 West Street	1155 Long Island Avenue
New York, NY 10282	Edgewood, NY 11717
Telephone: 1-866-471-2526	Telephone: 1-866-803-9204
Fax: 1-212-902-9316
Email: prospectus-ny@ny.email.gs.com
Citigroup
Attn: Prospectus Department
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, NY 11220
Telephone: 1-800-831—9146
Email: batprospectusdept@citi.com
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
C&J Energy Services, Inc. is an independent provider of hydraulic fracturing and coiled tubing services with a focus on complex, technically demanding well completions. The Company has historically operated in South Texas, East Texas/North Louisiana and Western Oklahoma.
Investor Contacts
C&J Energy Services, Inc.
Danielle Hunter, Senior Counsel
dhunter@cjenergy.com
(713) 260-9900